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                                                                                                                        EXHIBIT 12

                                                     G-I HOLDINGS INC.

                                             RATIO OF EARNINGS TO FIXED CHARGES
                                                        (UNAUDITED)

                                               (THOUSANDS, EXCEPT RATIO DATA)

                                                                                                                 Pro Forma
                                                                                      Quarter Ended     ----------------------------
                                     Year Ended December 31,                       -------------------             First     First
                          ------------------------------------------------------   April 2,   March 31,   Year    Quarter   Quarter
                            1991        1992        1993       1994       1995       1995      1996       1995      1995      1996
                          --------   ---------    --------   --------   --------   --------   -------   --------   -------   -------
Income from continuing
 operations before income
 taxes and extraordinary
 items ...................$219,789   $(239,133)   $ 36,517   $ 64,398   $ 64,598   $  9,357   $17,598   $ 66,899   $ 9,803   $17,970
Add:
 Interest expense ........ 138,482     111,903     113,136    122,644    145,551     35,085    37,799    143,250    34,639    37,427
 Company's 50% share of
  Joint Venture Taxes ....   5,603       6,434       1,878      1,191      4,722        453     1,673      4,722       453     1,673
 Company's 50% share of
  Joint Venture Interest
  Expense ................      35          16          50          6          8          1         3          8         1         3
 Rental expense factor ...   3,685       4,063       4,524      5,014      5,045      1,261     1,324      5,045     1,261     1,324
                          --------   ---------    --------   --------   --------    -------   -------   --------   -------   -------
Earnings available for
 fixed charges ...........$367,594   $(116,717)   $156,105   $194,253   $219,924    $46,157   $58,397   $219,924   $46,157   $58,397
                          ========    ========    ========   ========   ========    =======   =======   ========   =======   =======
Fixed charges:
 Interest expense ........$138,482   $ 111,903    $113,136   $122,644   $145,551    $35,085   $37,799   $143,250   $34,639   $37,427
Add:
 Capitalized interest ....     205         414       1,080        841        902        401       160        902       401       160
 Company's 50% share of
  Joint Venture Interest
  Expense ................      35          16          50          6          8          1         3          8         1         3
 Rental expense factor ...   3,685       4,063       4,524      5,014      5,045      1,261     1,324      5,045     1,261     1,324
                          --------   ---------    --------   --------   --------    -------   -------   --------   -------   -------
Total fixed charges ......$142,407    $116,396    $118,790   $128,505   $151,506    $36,748   $39,286   $149,205   $36,302   $38,914
                          ========    ========    ========   ========   ========    =======   =======   ========   =======   =======
Ratio of Earnings to
 fixed charges ...........    2.58       --           1.31       1.51       1.45       1.26      1.49       1.47      1.27      1.50
                          ========    ========    ========   ========   ========    =======   =======   ========   =======   =======
Amount inadequate to
 cover fixed charges .....            $233,113
                                      ========
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